Exhibit 1.1

COMPANIES ACT (AS REVISED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

LAVORO LIMITED

(AMENDED BY SPECIAL RESOLUTION DATED 28 FEBRUARY 2023 AND EFFECTIVE 28 FEBRUARY 2023)

COMPANIES ACT (AS REVISED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

LAVORO LIMITED

(AMENDED BY SPECIAL RESOLUTION DATED 28 FEBRUARY 2023 AND EFFECTIVE 28 FEBRUARY 2023)

1	The name of the Company is Lavoro Limited.

2	The registered office of the Company will be at the offices of Maples Corporate Services Limited located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands or at such other place as the Directors may from time to time decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by law as provided by Section 7(4) of the Companies Act.

4	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5	Nothing in the preceding paragraphs shall be deemed to permit the Company to carry on the business of a bank or trust company without being licensed in that behalf under the provisions of the Banks and Trust Companies Act ((As Revised)) or to carry on insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the provisions of the Insurance Act ((As Revised)), or to carry on the business of company management without being licensed in that behalf under the provisions of the Companies Management Act ((As Revised)).

6	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands, provided that nothing in this Amended and Restated Memorandum of Association shall be construed as to prevent the Company from effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of business outside the Cayman Islands.

7	The liability of each member is limited to the amount from time to time unpaid on such member's shares.

8	The authorised share capital of the Company is US$1,500,000 divided into 1,400,000,000 Class A ordinary shares each of a par value of US$0.001 each and 100,000,000 preference shares each of a par value of US$0.001 each, with the power for the Company, insofar as is permitted by law and the Articles, to redeem, purchase or redesignate any of its shares and to increase or reduce the said share capital subject to the Companies Act and the Articles and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

9	The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

10	Capitalised terms that are not defined in this Memorandum bear the meanings given to those terms in the Articles.

COMPANIES ACT (AS REVISED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

LAVORO LIMITED

(AMENDED BY SPECIAL RESOLUTION DATED 28 FEBRUARY 2023 AND EFFECTIVE 28 FEBRUARY 2023)

COMPANIES ACT ((AS REVISED))

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

LAVORO LIMITED

(AMENDED BY SPECIAL RESOLUTION DATED 28 FEBRUARY 2023 AND EFFECTIVE 28 FEBRUARY 2023)

1	Table A

1.1	In these Articles, the regulations contained in Table A in the First Schedule to the Companies Act (as defined below) do not apply except insofar as they are repeated or contained in these Articles.

2	Definitions and Interpretation

2.1	In these Articles, the following words and expressions shall have the meanings set out below save where the context otherwise requires:

Articles	these Amended and Restated Articles of Association of the Company, as further amended from time to time by Special Resolution;

Auditors	the auditor or auditors for the time being of the Company;

Board of Directors	the Directors assembled as a board or assembled as a committee appointed by that board;

Companies Act	the Companies Act ((As Revised));

Company	the above-named company;

Designated Stock Exchange	any U.S. national securities exchange on which the securities of the Company are listed for trading;

Directors	the directors of the Company for the time being;

Electronic Record	has the same meaning as in the Electronic Transactions Act;

Electronic Transactions Act	the Electronic Transactions Act ((As Revised));

Effective Date	means 28 February, 2023.

Exchange Act	the United States Securities Exchange Act of 1934, (As Revised), and any successor thereto, as the same shall be in effect from time to time;

Governmental Authority	any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal;

Governmental Order	any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority;

Law	any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority;

Memorandum	the Amended and Restated Memorandum of Association of the Company, as further amended and restated from time to time by Special Resolution;

Ordinary Resolution	a resolution passed by a simple majority of the votes of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at a general meeting, and includes a unanimous written resolution;

paid up	paid up as to the par value and any premium payable in respect of the issue of any Shares and includes credited as paid up;

person	any individual, firm, corporation, company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind;

Register of Members	the register of Shareholders to be kept pursuant to these Articles;

Registered Office	the registered office of the Company for the time being;

Seal	the common seal of the Company including any duplicate seal;

Secretary	any person appointed by the Directors to perform any of the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

Securities and Exchange Commission	the United States Securities and Exchange Commission;

Share	a share in the capital of the Company of any class including a fraction of such share;

Shareholder	any person registered in the Register of Members as the holder of Shares of the Company and, where two or more persons are so registered as the joint holders of such Shares, the person whose name stands first in the Register of Members as one of such joint holders;

Share Premium Account	the share premium account established in accordance with these Articles and the Companies Act;

signed	includes an electronic signature and a signature or representation of a signature affixed by mechanical means;

Special Resolution	has the same meaning as in the Companies Act, and includes a unanimous written resolution;

Subsidiary	with respect to a person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such person; and

Treasury Shares	Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

2.2	In these Articles, unless there be something in the subject or context inconsistent with such construction:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing a gender shall include other genders;

(c)	words importing persons only shall include companies, partnerships, trusts or associations or bodies of persons, whether corporate or not;

(d)	the word "may" shall be construed as permissive and the word "shall" shall be construed as imperative;

(e)	the word "year" shall mean calendar year, the word "quarter" shall mean calendar quarter and the word "month" shall mean calendar month;

(f)	a reference to a "dollar" or "$" is a reference to the legal currency of the United States of America;

(g)	a reference to any enactment includes a reference to any modification or re-enactment thereof for the time being in force;

(h)	a reference to any meeting (whether of the Directors, a committee appointed by the Board of Directors or the Shareholders or any class of Shareholders) includes any adjournment of that meeting;

(i)	Sections 8 and 19 of the Electronic Transactions Act shall not apply; and

(j)	a reference to "written" or "in writing" includes a reference to all modes of representing or reproducing words in visible form, including in the form of an Electronic Record.

2.3	Subject to the two preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

2.4	The table of contents to, and the headings in, these Articles are for convenience of reference only and are to be ignored in construing these Articles.

3	Situation of Registered Office

3.1	The Registered Office shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company, in addition to the Registered Office, may establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

4	Shares

4.1	Subject to these Articles and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under applicable Law, all Shares for the time being unissued shall be under the control of the Directors who may issue, allot and dispose of or grant options over the same and issue warrants or similar instruments with respect thereto to such persons, on such terms, and with or without preferred, deferred or other rights and restrictions, whether in regard to dividend, voting, return of capital or otherwise, and otherwise in such manner as they may think fit. For such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

4.2	Subject to the Companies Act and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under applicable Law, and without prejudice to any rights previously conferred on the holders of existing Shares, any share or fraction of a share in the Company's share capital may be issued either at a premium or at par, and with such preferred, deferred, other special rights, or restrictions, whether in regard to dividend, voting, return of share capital or otherwise, as the Board of Directors may from time to time by resolution determine, and any share may be issued by the Directors on the terms that it is, or at the option of the Directors is liable, to be redeemed or purchased by the Company whether out of capital in whole or in part or otherwise. No Share may be issued at a discount except in accordance with the Companies Act.

4.3	The Company may on any issue of Shares deduct any sales charge or subscription fee from the amount subscribed for the Shares.

4.4	No person shall be recognised by the Company as holding any Share upon any trust, and the Company shall not be bound by or recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except as otherwise provided by these Articles or as required by law) any other right in respect of any Share except an absolute right thereto in the registered holder, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

4.5	The Directors shall keep or cause to be kept a Register of Members as required by the Companies Act at such place or places as the Directors may from time to time determine. In the absence of any such determination, the Register of Members shall be kept at the Registered Office.

4.6	The Directors in each year shall prepare or cause to be prepared an annual return and declaration setting forth the particulars required by the Companies Act in respect of exempted companies and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

4.7	The Company shall not issue Shares to bearer.

4.8	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, calls or otherwise howsoever), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the foregoing generality, voting and participation rights) and other attributes of a Share. If more than one fraction of a Share is issued to or acquired by the same Shareholder, such fractions shall be accumulated.

4.9	The premium arising on all issues of Shares shall be held in the Share Premium Account established in accordance with these Articles.

4.10	Payment for Shares shall be made at such time and place and to such person on behalf of the Company as the Directors may from time to time determine. Payment for any Shares shall be made in such currency as the Directors may determine from time to time, provided that the Directors shall have the discretion to accept payment in any other currency or in kind or a combination of cash and in kind.

5	Redemption, Purchase and Surrender of Shares

5.1	Subject to the Companies Act and these Articles, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company and/or the Shareholder on such terms and in such manner as the Directors may, before the issue of such Shares, determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder; and

(c)	make a payment in respect of the redemption or purchase of Shares in any manner authorised by the Companies Act, including out of its capital, profits or the proceeds of a fresh issue of Shares.

5.2	Unless the Directors determine otherwise, any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

5.3	The redemption or purchase of any Share shall not be deemed to give rise to the redemption or purchase of any other Share.

5.4	The Directors may when making payments in respect of a redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie.

5.5	Subject to the Companies Act, the Company may accept the surrender for no consideration of any fully paid Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

6	Treasury Shares

6.1	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

6.2	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company's assets (including any distribution of assets to Shareholders on a winding up) may be declared or paid in respect of a Treasury Share.

6.3	The Company shall be entered in the Register of Members as the holder of the Treasury Shares, provided that:

(a)	the Company shall not be treated as a Shareholder for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of Treasury Shares is permitted and Shares allotted as fully paid bonus shares in respect of Treasury Shares shall be treated as Treasury Shares.

6.4	Treasury Shares may be disposed of by the Company on any terms and conditions determined by the Directors.

7	Modification of Rights

7.1	Subject to these Articles, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied or abrogated:

(a)	by, or with the approval of, the Directors without the consent of the holders of the Shares of that class if the Directors determine that the variation or abrogation is not materially adverse to the interests of those Shareholders; or

(b)	otherwise only with the consent in writing of the holders of at least two-thirds of the issued Shares of that class or with the sanction of a resolution passed by a majority of at least two-thirds of the votes cast at a separate meeting of the holders of the Shares of that class (subject to any rights or restrictions attached to those Shares).

7.2	The provisions of these Articles relating to general meetings shall apply, mutatis mutandis, to every class meeting of the holders of one class of Shares, except that the necessary quorum shall be one or more Shareholders holding or representing by proxy at least twenty (20) per cent in par value of the issued Shares of that class and that any holder of Shares of that class present in person or by proxy may demand a poll.

7.3	For the purposes of Articles 7.1 and 7.2, the Directors may treat all classes of Shares, or any two classes of Shares, as forming a single class if they consider that each class would be affected in the same way by the proposal or proposals under consideration. In any other case, the Directors shall treat all classes of Shares, or any two classes of Shares, as separate classes.

7.4	The rights of the holders of the Shares of any class shall not, where those Shares were issued with preferred or other rights, be deemed to be materially adversely varied or abrogated by the creation or issue of further Shares ranking equally with those Shares or the redemption or purchase of Shares of any other class by the Company (subject to any rights or restrictions attached to those Shares).

8	Share Certificates

8.1	The Shares will be issued in fully registered, book-entry form. Certificates will not be issued unless the Directors determine otherwise.

8.2	If a share certificate is defaced, lost or destroyed it may be renewed on payment of such fee, if any, and on such terms if any, as to evidence and obligations to indemnify the Company as the Board of Directors may determine.

9	Transfer and Transmission of Shares

9.1	All instruments of transfer which are registered shall be retained by the Company, but any instrument of transfer which the Directors may decline to register shall (except in any case of fraud) be returned to the person depositing the same.

9.2	In case of the death of a Shareholder, the survivors or survivor (where the deceased was a joint holder) and the executors or administrators of the deceased where the deceased was the sole or only surviving holder, shall be the only persons recognised by the Company as having title to the deceased's interest in the Shares, but nothing in this Article shall release the estate of the deceased holder whether sole or joint from any liability in respect of any Share solely or jointly held by the deceased.

9.3	Any guardian of an infant Shareholder and any curator or other legal representative of a Shareholder under legal disability and any person entitled to a share in consequence of the death or bankruptcy of a Shareholder shall, upon producing such evidence of title as the Directors may require, have the right either to be registered as the holder of the Share or to make such transfer thereof as the deceased or bankrupt Shareholder could have made, but the Directors shall in either case have the same right to refuse or suspend registration as they would have had in the case of a transfer of the Shares by the infant or by the deceased or bankrupt Shareholder before the death or bankruptcy or by the Shareholder under legal disability before such disability.

9.4	A person so becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall have the right to receive and may give a discharge for all dividends and other money payable or other advantages due on or in respect of the Share, but such person shall not be entitled to receive notice of or to attend or vote at meetings of the Company, or save as aforesaid, to any of the rights or privileges of a Shareholder unless and until such person shall be registered as a Shareholder in respect of the Share, provided always that the Directors may at any time give notice requiring any such person to elect either to be registered or to transfer the Share and if the notice is not complied with within ninety (90) days the Directors may thereafter withhold all dividends or other monies payable or other advantages due in respect of the Share until the requirements of the notice have been complied with.

10	Lien

10.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Shareholder (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Shareholder or the Shareholder's estate, either alone or jointly with any other person, whether a Shareholder or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.

10.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen (14) clear days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

10.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or the purchaser's nominee shall be registered as the holder of the Shares comprised in any such transfer, and the purchaser shall not be bound to see to the application of the purchase money, nor shall the purchaser's title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under these Articles.

10.4	The net proceeds of such sale, after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

11	Alteration of Share Capital

11.1	Subject to these Articles, the Company may from time to time by Ordinary Resolution increase its share capital by such sum to be divided into Shares of such amounts as the resolution shall prescribe.

11.2	All new Shares shall be subject to the provisions of these Articles with reference to transfer, transmission and otherwise.

11.3	Subject to the Companies Act, the Company may by Special Resolution from time to time reduce its share capital in any way, and in particular, without prejudice to the generality of the foregoing power, may:

(a)	cancel any paid-up share capital which is lost, or which is not represented by available assets; or

(b)	pay off any paid-up share capital which is in excess of the requirements of the Company,

and may, if and so far as is necessary, alter the Memorandum by reducing the amounts of its share capital and of its Shares accordingly.

11.4	Subject to these Articles, the Company may from time to time by Ordinary Resolution alter (without reducing) its share capital by:

(a)	consolidating and dividing all or any of its share capital into Shares of larger amount than its existing Shares;

(b)	sub-dividing its Shares, or any of them, into Shares of smaller amount than that fixed by the Memorandum so, however, that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in the case of the Share from which the reduced Share is derived; or

(c)	cancelling any Shares which, at the date of the passing of the Ordinary Resolution, have not been taken, or agreed to be taken by any person, and diminishing the amount of its authorised share capital by the amount of the Shares so cancelled.

12	General Meetings

12.1	All general meetings other than annual general meetings shall be called extraordinary general meetings. The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

12.2	Subject to these Articles, the Directors may proceed to convene a general meeting whenever they think fit, including, without limitation, for the purposes of considering a liquidation of the Company, and they shall convene a general meeting on the requisition of the Shareholders holding at the date of the deposit of the requisition not less than ten percent (10%) of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings.

12.3	The requisition:

(a)	must be in writing and state the objects of the meeting;

(b)	must be signed by each requisitionist and deposited at the Registered Office; and

(c)	may consist of several documents in like form each signed by one or more requisitionists.

12.4	If the Directors do not within ten (10) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said ten (10) days.

12.5	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are convened by the Directors. A general meeting may be convened in the Cayman Islands or at such other location, as the Directors think fit.

13	Notice of General Meetings

13.1	Five (5) calendar days' notice at least specifying the place, the day and the hour of any general meeting and the general nature of the business to be conducted at the general meeting, shall be given in the manner hereinafter mentioned to such persons as are under these Articles or the conditions of issue of the Shares held by them entitled to receive notices from the Company. If the Directors determine that prompt Shareholder action is advisable, they may shorten the notice period for any general meeting to such period as the Directors consider reasonable.

13.2	A general meeting shall, notwithstanding that it is called by shorter notice than that specified in the preceding Article, be deemed to have been duly called with regard to the length of notice if it is so agreed by all the Shareholders entitled to attend and vote thereat.

13.3	In every notice calling a general meeting, there shall appear with reasonable prominence a statement that a Shareholder entitled to attend and vote either (i) is entitled to appoint one or more proxies to attend such meeting and vote instead of such Shareholder and that a proxy need not also be a Shareholder or (ii) has appointed a proxy who, unless such appointment is revoked, will attend such meeting and vote on behalf of such Shareholder.

13.4	The accidental omission to give notice to, or the non-receipt of notice by, any person entitled to receive notice shall not invalidate the proceedings at any general meeting.

14	Proceedings at General Meetings

14.1	No business shall be transacted at any general meeting unless a quorum is present. Save as otherwise provided in these Articles a quorum shall be the presence, in person or by proxy, of one or more persons holding at least twenty (20) per cent in par value of the issued Shares which confer the right to attend and vote thereat.

14.2	Save as otherwise provided for in these Articles, if within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened on the requisition of or by Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Directors may determine and if at such adjourned meeting a quorum is not present within fifteen (15) minutes from the time appointed for holding the meeting, the Shareholders present shall be a quorum.

14.3	A person may, with the consent of the Directors, participate at a general meeting by means of telephone, video or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at such meeting.

14.4	The Chairperson (if any) or, if absent, the Deputy Chairperson (if any) of the Board of Directors, or, failing them, some other Director nominated by the Directors shall preside as Chairperson at every general meeting, but if at any meeting neither the Chairperson nor the Deputy Chairperson nor such other Director be present within fifteen (15) minutes after the time appointed for holding the meeting, or if neither of them be willing to act as Chairperson, the Directors present shall choose some Director present to be Chairperson or if no Directors be present, or if all the Directors present decline to take the chair, the Shareholders present shall choose some Shareholder present to be Chairperson.

14.5	The Chairperson may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. When a meeting is adjourned for fourteen (14) days or more, five (5) calendar days' notice at the least specifying the place, the day and the hour of the adjourned meeting shall be given as in the case of the original meeting but it shall not be necessary to specify in such notice the nature of the business to be transacted at the adjourned meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

14.6	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason, upon notice in writing to Shareholders. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

14.7	At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairperson or any Shareholder or Shareholders present in person or by proxy.

14.8	Unless a poll be so demanded, a declaration by the Chairperson that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect made in the Company's minute book containing the minutes of the proceedings of the meeting, shall be conclusive evidence of the fact without proof of the number or the proportion of the votes recorded in favour of or against such resolution.

14.9	If a poll is duly demanded it shall be taken in such manner and at such place as the Chairperson may direct (including the use of a ballot or voting papers, or tickets) and the result of a poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The Chairperson may, in the event of a poll, appoint scrutineers and may adjourn the meeting to some place and time fixed by the Chairperson for the purpose of declaring the result of the poll.

14.10	In the case of an equality of votes, whether on a show of hands or on a poll, the Chairperson of the meeting at which the show of hands or at which the poll is taken, shall not be entitled to a second or casting vote.

14.11	A poll demanded on the election of a Chairperson and a poll demanded on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and place as the Chairperson directs not being more than ten (10) days from the date of the meeting or adjourned meeting at which the poll was demanded.

14.12	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded.

14.13	A demand for a poll may be withdrawn and no notice need be given of a poll not taken immediately.

15	Votes of Shareholders

15.1	Every holder of Shares, present in person or by proxy and entitled to vote thereon, shall be entitled to one vote in respect of each Share held by them.

15.2	In the case of joint holders of a Share, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members in respect of the Shares.

15.3	A Shareholder who has appointed special or general attorneys or a Shareholder who is subject to a disability may vote on a poll, by such Shareholder's attorney, committee, receiver, curator bonis or other person in the nature of a committee, receiver, or curator bonis appointed by a court and such attorney, committee, receiver, curator bonis or other person may on a poll vote by proxy; provided that such evidence as the Directors may require of the authority of the person claiming to vote shall, unless otherwise waived by the Directors, have been deposited at the Registered Office not less than forty-eight (48) hours before the time for holding the meeting or adjourned meeting at which such person claims to vote.

15.4	No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairperson of the meeting, whose decision shall be final and conclusive.

15.5	On a poll votes may be given either personally or by proxy and a Shareholder entitled to more than one vote need not, if the Shareholder votes, use all their votes or cast all the votes the Shareholder uses in the same way.

15.6	The instrument appointing a proxy shall be in writing under the hand of the appointor or of the appointor's attorney duly authorised in writing, or if the appointor is a corporation, either under its common seal or under the hand of an officer or attorney so authorised.

15.7	Any person (whether a Shareholder or not) may be appointed to act as a proxy. A Shareholder may appoint more than one proxy to attend on the same occasion.

15.8	The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed, or a certified copy of such power or authority, must be deposited at the Registered Office, or at such other place as is specified for that purpose in the notice of meeting or in the instrument of proxy issued by the Company, no later than the time appointed for holding the meeting or adjourned meeting; provided that the Chairperson of the meeting may in the Chairperson's discretion accept an instrument of proxy sent by fax, email or other electronic means.

15.9	An instrument of proxy shall:

(a)	be in any common form or in such other form as the Directors may approve;

(b)	be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a resolution put to the general meeting for which it is given as the proxy thinks fit; and

(c)	subject to its terms, be valid for any adjournment of the general meeting for which it is given.

15.10	The Directors may at the expense of the Company send to the Shareholders instruments of proxy (with or without prepaid postage for their return) for use at any general meeting, either in blank or nominating in the alternative any one or more of the Directors or any other persons. If for the purpose of any meeting invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the expense of the Company, such invitations shall be issued to all (and not to some only) of the Shareholders entitled to be sent a notice of the meeting and to vote thereat by proxy.

15.11	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the death or insanity of the principal or the revocation of the instrument of proxy, or of the authority under which the instrument of proxy was executed, provided that no intimation in writing of such death, insanity, revocation or transfer shall have been received by the Company at the Registered Office before commencement of the meeting or adjourned meeting at which the instrument of proxy is used.

15.12	Anything which under these Articles a Shareholder may do by proxy that Shareholder may also do by a duly appointed attorney. The provisions of these Articles relating to proxies and instruments appointing proxies apply, mutatis mutandis, to any such attorney and the instrument appointing that attorney.

15.13	Any Shareholder which is a corporation or partnership may, by a resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting or meetings of the Company. The person so authorised shall be entitled to exercise the same powers on behalf of such corporation or partnership as the corporation or partnership could exercise if it were a Shareholder who was an individual and such corporation or partnership shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present.

16	Written Resolutions of Shareholders

A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of, attend and vote at a general meeting shall be as valid and effective as a resolution passed at a general meeting duly convened and held and may consist of several documents in the like form each signed by one or more of the Shareholders.

17	Directors

17.1	Unless otherwise determined by the Company by Ordinary Resolution and subject to these Articles, the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

17.2	The initial number of Directors shall be seven (7).

17.3	The board of directors of the Company shall consist of three classes, each holding three-year terms, with the term of the first class of Directors expiring at the first annual general meeting following the Effective Date, the term of the second class of Directors expiring at the second annual general meeting following the Effective Date and the term of the third class of Directors expiring at the third annual general meeting following the Effective Date, and the class into which a Director is to be appointed shall be set out in the resolutions appointing such Director.

17.4	The Company shall pay all reasonable and documented out-of-pocket costs and expenses (including travel and lodging) incurred by each Director nominated pursuant to these Articles in the course of, and in connection with, his or her service as a Director, including in connection with attending general and special meetings of the Board of Directors, any board of directors or board of managers of any of the Company's Subsidiaries or any of their respective committees.

17.5	A Director need not be a Shareholder but shall be entitled to receive notice of and attend all general meetings.

17.6	Subject to and as otherwise set out in the Articles, including Articles 17.1 and 17.3:

(a)	the Company may by Ordinary Resolution appoint any person to be a Director; and

(b)	a Director shall hold office until such time as they vacate their office pursuant to Article 17.12.

17.7	The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors. Furthermore, such person appointed to fill a vacancy on the Board of Directors shall (i) assume the same class as the Director that they are replacing and (ii) serve the same term as the Director would have served prior to their departure.

17.8	Each Director shall be entitled to such remuneration as approved by the Board of Directors and this may be in addition to such remuneration as may be payable under any other Article. Such remuneration shall be deemed to accrue from day to day. The Directors and the Secretary may also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the Directors or any committee of the Directors or general meetings or in connection with the business of the Company. The Directors may, in addition to such remuneration as aforesaid, grant special remuneration to any Director who, being called upon, shall perform any special or extra services to or at the request of the Company.

17.9	Each Director shall have the power to nominate another Director to act as alternate Director in the Director's place at any meeting of the Directors at which the Director is unable to be present and at the Director's discretion to remove such alternate Director. On such appointment being made the alternate Director shall (except as regards the power to appoint an alternate Director) be subject in all respects to the terms and conditions existing with reference to the other Directors and each alternate Director, whilst acting in the place of an absent Director, shall exercise and discharge all the functions, powers and duties of the Director being represented. Any Director who is appointed as alternate Director shall be entitled at a meeting of the Directors to cast a vote on behalf of their appointor in addition to the vote to which such Director is entitled in their own capacity as a Director, and shall also be considered as two Directors for the purpose of making a quorum of Directors. Any person appointed as an alternate Director shall automatically vacate such office as an alternate Director if and when the Director by whom the alternate Director has been appointed vacates their office of Director. The remuneration of an alternate Director shall be payable out of the remuneration of the Director appointing such alternate Director and shall be agreed between them.

17.10	Every instrument appointing an alternate Director shall be in such common form as the Directors may approve.

17.11	The appointment and removal of an alternate Director shall take effect when lodged at the Registered Office or delivered at a meeting of the Directors.

17.12	The office of a Director shall be vacated as set out in any of the following events:

(a)	if the Director resigns their office by notice in writing signed by such Director and left at the Registered Office;

(b)	if the Director becomes bankrupt or makes any arrangement or composition with such Director's creditors generally;

(c)	if the Director dies or is found to be or becomes of unsound mind;

(d)	if the Director ceases to be a Director by virtue of, or becomes prohibited from being a Director by reason of, an order made under any provisions of any law or enactment; or

(e)	if a majority of the other Directors (being not less than two in number) determine that the Director should be removed, either by a resolution passed by a majority of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by a majority of the other Directors.

18	Transactions with Directors

18.1	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director on such terms as to tenure of office and otherwise as the Directors may determine.

18.2	No Director or intending Director shall be disqualified by their office from contracting with the Company either as vendor, purchaser or otherwise, nor shall any such contract or any contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established, but the nature of the Director's interest must be declared by such Director at the meeting of the Directors at which the question of entering into the contract or arrangement is first taken into consideration, or if the Director was not at the date of that meeting interested in the proposed contract or arrangement, then at the next meeting of the Directors held after such Director becomes so interested, and in a case where the Director becomes interested in a contract or arrangement after it is made, then at the first meeting of the Directors held after such Director becomes so interested.

18.3	In the absence of some other material interest than is indicated below, provided a Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company declares (whether by specific or general notice) the nature of their interest at a meeting of the Directors that Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that such Director may be interested therein and if such Director does so their vote shall be counted and such Director may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

18.4	Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately and in such cases each of the Directors concerned shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning the Director's own appointment.

18.5	Any Director may act independently or through the Director's firm in a professional capacity for the Company, and the Director or the firm shall be entitled to remuneration for professional services as if the Director were not a Director, provided that nothing herein contained shall authorise a Director or the Director's firm to act as Auditor to the Company.

18.6	Any Director may continue to be or become a director, managing director, manager or other officer or shareholder of any company promoted by the Company or in which the Company may be interested, and no such Director shall be accountable for any remuneration or other benefits received by the Director as a director, managing director, manager or other officer or shareholder of any such other company. The Directors may exercise the voting power conferred by the shares in any other company held or owned by the Company or exercisable by them as directors of such other company, in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors or other officers of such company, or voting or providing for the payment of remuneration to the directors, managing directors or other officers of such company).

19	Powers of Directors

19.1	The business of the Company shall be managed by the Directors, who may exercise all such powers of the Company as are not by the Companies Act or by these Articles required to be exercised by the Company in general meeting, subject nevertheless to any regulations of these Articles, to the Companies Act, and to such regulations being not inconsistent with the aforesaid regulations or provisions as may be prescribed by the Company in general meeting, but no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if such regulations had not been made. The general powers given by this Article shall not be limited or restricted by any special authority or power given to the Directors by any other Article.

19.2	The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in such attorney. The Directors may also appoint any person to be the agent of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and on such conditions as they determine, including authority for the agent to delegate all or any of their powers.

19.3	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments drawn by the Company, and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

20	Proceedings of Directors

20.1	The Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings, as they think fit. Questions and matters arising at any meeting shall be determined by a majority of votes. In the case of an equality of votes, the Chairperson shall not have a second or casting vote. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

20.2	A Director or Directors may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of telephone, video or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

20.3	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and, if not so fixed, shall be a majority of Directors or, if the number of Directors is fixed at one, shall be one Director.

20.4	The continuing Directors or a sole continuing Director may act notwithstanding any vacancies in their number, but if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with these Articles the continuing Directors or Director may act for the purpose of filling up vacancies in their number, or of summoning general meetings, but not for any other purpose. If there be no Directors or Director able or willing to act, then any two Shareholders may summon a general meeting for the purpose of appointing Directors.

20.5	The Directors may from time to time elect and remove a Chairperson and, if they think fit, a Deputy Chairperson and determine the period for which they respectively are to hold office. The Chairperson or, failing them, the Deputy Chairperson shall preside at all meetings of the Directors, but if there be no Chairperson or Deputy Chairperson, or if at any meeting the Chairperson or Deputy Chairperson be not present within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairperson of the meeting.

20.6	A meeting of the Directors for the time being at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors.

20.7	Without prejudice to the powers conferred by these Articles, the Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit. Any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on them by the Directors. The Directors may, by power of attorney or otherwise, appoint any person to be an agent of the Company on such condition as the Directors may determine, provided that the delegation is not to the exclusion of their own powers.

20.8	The meetings and proceedings of any such committee consisting of two or more Directors shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Directors so far as the same are applicable and are not superseded by any regulations made by the Directors under the preceding Article.

20.9	The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of the officer's appointment an officer may be removed by resolution of the Directors or Shareholders.

20.10	All acts done by any meeting of Directors, or of a committee of Directors or by any person acting as a Director, shall, notwithstanding it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed, and was qualified and had continued to be a Director and had been entitled to vote.

20.11	The Directors shall cause minutes to be made of:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of Directors; and

(c)	all resolutions and proceedings of all meetings of the Company and of the Directors and of any committee of Directors.

Any such minutes, if purporting to be signed by the Chairperson of the meeting at which the proceedings took place, or by the Chairperson of the next succeeding meeting, shall, until the contrary be proved, be conclusive evidence of the proceedings.

21	Written Resolutions of Directors

A resolution in writing signed by all the Directors for the time being entitled to attend and vote at a meeting of the Directors (an alternate Director being entitled to sign such a resolution on behalf of their appointor) shall be as valid and effective as a resolution passed at a meeting of the Directors duly convened and held and may consist of several documents in the like form each signed by one or more of the Directors (or their alternates).

22	Presumption of Assent

A Director who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless the Director's dissent shall be entered in the minutes of the meeting or unless the Director shall file their written dissent from such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

23	Borrowing Powers

The Directors may exercise all the powers of the Company to borrow money and hypothecate, mortgage, charge or pledge its undertaking, property, and assets or any part thereof, and to issue debentures, debenture stock or other securities, whether outright or as collateral security for any debt liability or obligation of the Company or of any third party.

24	Secretary

24.1	The Directors may appoint any person to be a Secretary who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. Anything required or authorised to be done by or to the Secretary may, if the office is vacant or there is for any other reason no Secretary capable of acting, be done by or to any assistant or deputy Secretary or if there is no assistant or deputy Secretary capable of acting, by or to any officer of the Company authorised generally or specially in that behalf by the Directors, provided that any provisions of these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

24.2	No person shall be appointed or hold office as Secretary who is:

(a)	the sole Director;

(b)	a corporation the sole director of which is the sole Director; or

(c)	the sole director of a corporation which is the sole Director.

25	The Seal

The Directors shall provide for the safe custody of the Seal and the Seal shall never be used except by the authority of a resolution of the Directors or of a committee of the Directors authorised by the Directors in that behalf. The Directors may keep for use outside the Cayman Islands a duplicate Seal. The Directors may from time to time as they see fit (subject to the provisions of these Articles relating to share certificates) determine the persons and the number of such persons in whose presence the Seal or the facsimile thereof shall be used, and until otherwise so determined the Seal or the duplicate thereof shall be affixed in the presence of any one Director or the Secretary, or of some other person duly authorised by the Directors.

26	Dividends, Distributions and Reserves

26.1	Subject to the Companies Act, these Articles, and the special rights attaching to Shares of any class, the Directors may, in their absolute discretion, declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the funds of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the Share Premium Account, or as otherwise permitted by the Companies Act.

26.2	Except as otherwise provided by the rights attached to Shares, or as otherwise determined by the Directors, all dividends and distributions in respect of Shares shall be declared and paid according to the par value of the Shares that a Shareholder holds. If any Share is issued on terms providing that it shall rank for dividend or distribution as from a particular date, that Share shall rank for dividend or distribution accordingly.

26.3	The Directors may deduct and withhold from any dividend or distribution otherwise payable to any Shareholder all sums of money (if any) then payable by the Shareholder to the Company on account of calls or otherwise or any monies which the Company is obliged by law to pay to any taxing or other authority.

26.4	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and, where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Shareholder upon the basis of the value so fixed in order to adjust the rights of all Shareholders and may vest any such specific assets in trustees as may seem expedient to the Directors.

26.5	Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall (unless the Directors in their sole discretion otherwise determine) be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

26.6	Any dividend or distribution which cannot be paid to a Shareholder and/or which remains unclaimed after six (6) months from the date of declaration of such dividend or distribution may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend or distribution shall remain as a debt due to the Shareholder. Any dividend or distribution which remains unclaimed after a period of six years from the date of declaration of such dividend or distribution shall be forfeited and shall revert to the Company.

26.7	No dividend or distribution shall bear interest against the Company.

27	Share Premium Account

The Directors shall establish an account on the books and records of the Company to be called the Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

28	Accounts

28.1	The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

28.2	The books of account shall be kept at the Registered Office or at such other place as the Directors think fit, and shall always be open to inspection by the Directors.

28.3	The Board of Directors shall from time to time determine whether and to what extent and at what time and places and under what conditions or articles the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspection of any account or book or document of the Company except as conferred by law or authorised by the Board of Directors or by resolution of the Shareholders.

29	Audit

The accounts relating to the Company's affairs shall be audited in such manner as may be determined from time to time by resolution of the Shareholders or failing any such determination, by the Board of Directors, or failing any determination as aforesaid, shall not be audited.

30	Notices

30.1	Any notice or document may be served by the Company on any Shareholder:

(a)	personally;

(b)	by registered post or courier to that Shareholder's address as appearing in the Register of Members; or

(c)	by cable, telex, facsimile, e-mail or any other electronic means should the Directors deem it appropriate.

30.2	In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

30.3	Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

30.4	Any summons, notice, order or other document required to be sent to or served upon the Company, or upon any officer of the Company may be sent or served by leaving the same or sending it through the post in a prepaid letter envelope or wrapper, addressed to the Company or to such officer at the Registered Office.

30.5	Where a notice or other document is sent by registered post, service of that notice or other document shall be deemed to be effected by properly addressing, pre-paying and posting an envelope containing it, and that notice or other document shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which it was posted. Where a notice or other document is sent by courier, service of that notice or other document shall be deemed to be effected by delivery of the notice or other document to a courier company, and that notice or other document shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which it was delivered to the courier company. Where a notice or other document is sent by cable, telex or facsimile, service of that notice or other document shall be deemed to be effected by properly addressing and sending it, and that notice or other document shall be deemed to have been received on the same day that it was transmitted. Where a notice or other document is sent by email, service of that notice or other document shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and that notice or other document shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient.

30.6	Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in pursuance of these Articles shall notwithstanding that such Shareholder be then dead, insane, bankrupt or dissolved, and whether or not the Company has notice of such death, insanity, bankruptcy or dissolution, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless the Shareholder's name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under such Shareholder) in the Share.

31	Winding Up and Final Distribution of Assets

31.1	The Directors may present a winding up petition on behalf of the Company without the sanction of a resolution of the Shareholders passed at a general meeting.

31.2	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit.

31.3	If the Company shall be wound up, and the assets available for distribution amongst the Shareholders shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Shareholders in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Shareholders in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

31.4	If the Company shall be wound up (whether the liquidation is voluntary, under supervision or by the Court) the liquidator may, with the authority of a Special Resolution, divide among the Shareholders in specie the whole or any part of the assets of the Company, and whether or not the assets shall consist of property of a single kind, and may for such purposes set such value as the liquidator deems fair upon any one or more class or classes of property, and may determine how such division shall be carried out as between the Shareholders. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of Shareholders as the liquidator, with the like authority, shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no Shareholder shall be compelled to accept any Shares in respect of which there is liability.

32	Indemnity

32.1	Every Director or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by that Director or officer as a result of any act or failure to act in carrying out their functions other than such liability (if any) that the Director or officer may incur by their own actual fraud or wilful default. No such Director or officer shall be liable to the Company for any loss or damage in carrying out their functions unless that liability arises through the actual fraud or wilful default of such Director or officer. References in this Article to actual fraud or wilful default mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

32.2	The Company shall (a) purchase directors' and officers' liability insurance from time to time in an amount determined by the Board of Directors to be reasonable and customary and (b) for so long as a Director nominated pursuant to these Articles serves as a Director of the Company, maintain such coverage with respect to such Director and shall use commercially reasonable efforts to extend such coverage for a period of not less than six (6) years from any removal or resignation of such Director, in respect of any act or omission occurring at or prior to such event.

33	Lock-up

33.1	The following terms shall have the meanings as defined below for all purposes of this Article 33.

(a)	“affiliate” shall have the meaning set forth in Rule 405 under the U.S. Securities Act of 1933, as amended.

(b)	“Business Combination” means the transactions contemplated by the Business Combination Agreement.

(c)	“Business Combination Agreement” means the Business Combination Agreement, dated as of 14 September 2022, by and among the Company, Lavoro Merger Sub I Limited, a Cayman Islands exempted company and a wholly owned subsidiary of the Company, Lavoro Merger Sub II Limited, a Cayman Islands exempted company and a wholly owned subsidiary of the Company, Lavoro Merger Sub III Limited, a Cayman Islands exempted company and a wholly owned subsidiary of the Company, Lavoro Agro Limited, a Cayman Islands exempted company, and TPB Acquisition Corporation I, a Cayman Islands exempted company.

(d)	“Company Share Plan” shall mean the Lavoro Agro Holding S.A. Long-Term Incentive Policy (Política de Incentivo de Longo Prazo da Lavoro Agro Holding S.A.).

(e)	"Equity Holder" shall have the meaning given in Article 33.3.

(f)	"Lock-up" shall have the meaning given in Article 33.2.

(g)	“Lock-up Period” means the period beginning on the date of the closing (the “Closing”) of the Business Combination (the “Closing Date”) and ending on (i) for 25% of the Lock-up Shares held by each Lock-up Shareholder and its respective Lock-Up Permitted Transferees, the date that is one hundred and eighty (180) days following the Closing Date, (ii) for an additional 25% of the Lock-up Shares (i.e., totalling an aggregate of 50% of the Lock-up Shares) held by Lock-up Shareholder and its respective Lock-Up Permitted Transferees, the date that is one (1) year following the Closing Date, (iii) for an additional 25% of the Lock-up Shares (i.e., totalling an aggregate of 75% of the Lock-up Shares) held by Lock-up Shareholder and its respective Lock-Up Permitted Transferees, the date that is eighteen (18) months following the Closing Date, and (iv) for an additional 25% of the Lock-up Shares (i.e., totalling an aggregate of 100% of the Lock-up Shares) held by Lock-up Shareholder and its respective Lock-Up Permitted Transferees, the date that is two (2) years following the Closing Date.

(h)	"Lock-up Permitted Transferee" shall have the meaning given in Article 33.3.

(i)	“Lock-up Shareholders” shall mean any shareholders that hold Lock-up Shares.

(j)	“Lock-up Shares” shall mean: (i) with respect to the shareholders who are shareholders of Lavoro Agro Limited (“Lavoro”) immediately prior to the Closing Date and their respective Lock-up Permitted Transferees, all Shares received by such shareholders immediately prior to the Closing Date and any Shares issuable upon conversion or exercise of warrants, options or any other instrument received by such shareholders in connection with the Third Merger (as defined in the Business Combination Agreement) in respect of Equity Interests (as defined in the Business Combination Agreement) of Lavoro held by such shareholders as of immediately prior to the Closing Date (excluding any PIPE Shares); (ii) with respect to persons who receive Shares pursuant to the Company Share Plan, any Shares received by any such person during the Lock-up Period.

(k)	“PIPE Shares” shall mean any Shares purchased in a PIPE Investment (as defined in the Business Combination Agreement).

(l)	“Transfer” shall mean, directly or indirectly, the (x) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).

33.2	Subject to Article 33.3, all Lock-up Shareholders agree that they shall not Transfer any Lock-up Shares or any instruments exercisable or exchangeable for, or convertible into, such Lock-up Shares until the end of the Lock-up Period (the “Lock-up”). For the further avoidance of doubt, securities acquired by a shareholder in open market transactions subsequent to the Closing shall not be subject to the Lock-up.

33.3	Notwithstanding the provisions set forth in Article 33.2, each Lock-up Shareholder and its Permitted Transferees (each an "Equity Holder" and together, the "Equity Holders") may Transfer the Lock-up Shares during the Lock-up Period: (i) if such Equity Holder is not an individual or a trust, to any of its officers or directors, affiliates and its employees or any family member of any of its officers or directors, any affiliate or family member of any of its officers or directors, or to any of such Equity Holder’s members, investors, partners or equityholders or any of their affiliates, or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates; (ii) if such Equity Holder is an individual or a trust, (A) by virtue of laws of descent and distribution upon death of the individual, (B) pursuant to a qualified domestic relations order, (C) to any member of such Equity Holder’s immediate family or any trust for the direct or indirect benefit of such Equity Holder or the immediate family of such Equity Holder, an affiliate of such individual or to a charitable organization or (D) by private sales or Transfers made in connection with any forward purchase agreement or similar arrangement; (iii) in either event, in connection with a pledge of Shares, or any other securities convertible into or exercisable or exchangeable for Shares, to a financial institution, including the enforcement of any such pledge by a financial institution; and (iv) with the written consent of the Board (collectively, the “Lock-up Permitted Transferees”); provided, however, that in the case of clauses (i) through (iii) such Lock-up Permitted Transferee must execute an agreement to be bound in writing by the restrictions set forth in this Article 33.

34	Disclosure

Any Director, officer or authorised agent of the Company shall, if lawfully required to do so under the laws of any jurisdiction to which the Company is subject or in compliance with the rules of any stock exchange upon which the Company's shares are listed or in accordance with any contract entered into by the Company, be entitled to release or disclose any information in their possession regarding the affairs of the Company including, without limitation, any information contained in the Register of Members.

35	Closing Register of Members or Fixing Record Date

35.1	The Directors may fix in advance a date as the record date for any determination of Shareholders entitled to notice of or to vote at a meeting of the Shareholders and for the purpose of determining the Shareholders entitled to receive payment of any dividend the Directors may either before or on the date of declaration of such dividend fix a date as the record date for such determination.

35.2	If no record date is fixed for the determination of Shareholders entitled to notice of or to vote at a meeting of Shareholders or Shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders entitled to vote at any meeting has been made in the manner provided in the preceding Article, such determination shall apply to any adjournment thereof.

36	Registration by Way of Continuation

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. The Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

37	Financial Year

The Directors shall determine the financial year of the Company and may change the same from time to time. Unless they determine otherwise, the financial year shall end on 31 December in each year.

38	Amendments to Memorandum and Articles of Association

The Company may from time to time alter or add to these Articles or alter or add to the Memorandum with respect to any objects, powers or other matters specified therein by passing a Special Resolution in the manner prescribed by the Companies Act.

39	Cayman Islands Data Protection

39.1	The Company is a "data controller" for the purposes of the Data Protection Act, 2017 ((As Revised), the DPA). By virtue of subscribing for and holding Shares in the Company, Shareholders provide the Company with certain information (Personal Data) that constitutes "personal data" under the DPA. Personal Data includes, without limitation, the following information relating to a Shareholder and/or any natural person(s) connected with a Shareholder (such as a Shareholder's individual directors, members and/or beneficial owner(s)): name, residential address, email address, corporate contact information, other contact information, date of birth, place of birth, passport or other national identifier details, national insurance or social security number, tax identification, bank account details and information regarding assets, income, employment and source of funds.

39.2	The Company processes such Personal Data for the purposes of:

(a)	performing contractual rights and obligations (including under the Memorandum and these Articles);

(b)	complying with legal or regulatory obligations (including those relating to anti-money laundering and counter-terrorist financing, preventing and detecting fraud, sanctions, automatic exchange of tax information, requests from governmental, regulatory, tax and law enforcement authorities, beneficial ownership and the maintenance of statutory registers); and

(c)	the legitimate interests pursued by the Company or third parties to whom Personal Data may be transferred, including to manage and administer the Company, to send updates, information and notices to Shareholders or otherwise correspond with Shareholders regarding the Company, to seek professional advice (including legal advice), to meet accounting, tax reporting and audit obligations, to manage risk and operations and to maintain internal records.

39.3	The Company transfers Personal Data to certain third parties who process the Personal Data on the Company's behalf, including third party service providers that it appoints or engages to assist with its management, operation, administration and legal, governance and regulatory compliance. In certain circumstances, the Company may be required by law or regulation to transfer Personal Data and other information with respect to one or more Shareholders to a governmental, regulatory, tax or law enforcement authority. That authority may, in turn, exchange this information with another governmental, regulatory, tax or law enforcement authority established in or outside the Cayman Islands.